Exhibit 99.1

EURAMAX HOLDINGS, INC. ANNOUNCES EXPIRATION OF
EXCHANGE OFFER FOR EURAMAX INTERNATIONAL, INC.’S
9.50% SENIOR SECURED NOTES DUE 2016

Norcross, Georgia, January 27, 2012 – Euramax Holdings, Inc. today announced the expiration of the offer by its wholly-owned subsidiary Euramax International, Inc. (“Euramax”) to exchange up to $375,000,000 of Euramax’s outstanding 9.50% Senior Secured Notes due 2016 for up to $375,000,000 of Euramax’s new 9.50% Senior Secured Notes due 2016 that have been registered under the Securities Act of 1933, as amended.

The exchange offer expired at 12:00 midnight, New York City time on January 26, 2012. As of that time, $375,000,000 in principal amount of the 9.50% Senior Secured Notes due 2016 has been tendered in the exchange offer.  Euramax will issue certificates for the registered 9.5% Senior Secured Notes due 2016 as soon as practicable.

Requests for documents relating to the exchange offer should be directed to Wells Fargo Bank, National Association at (800) 344-5128.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The exchange offer is being made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Euramax Holdings, Inc.
Headquartered in Norcross, Georgia, Euramax Holdings, Inc. is a leading international producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe.  More information about Euramax Holdings, Inc. can be found on our website at www.euramax.com.

Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities and Euramax’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions. When used in this press release, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Euramax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

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